                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of March 20, 2000, between SEMX Corporation, a Delaware corporation ("SEMX or the "Company"), and Mark A. Koch (the "Executive"), an individual residing at 54 Beekman Avenue, Croton-On-Hudson, NY, 10520.

                                   WITNESSETH

WHEREAS, the Company wishes to employ the Executive as its Corporate Controller, an Executive who should contribute, in part, to the Company's commercial success.

WHEREAS, the Executive is willing to accept such employment for the inducements and upon the terms and conditions hereinafter set forth; and

WHEREAS, the Executive has signed the Company's Intellectual Property Agreement or the Company has bargained for the Executive simultaneously to execute the Company's Intellectual Property Agreement, a copy of which is annexed hereto as Exhibit A.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

SECTION 1. EMPLOYMENT:

    (a) TERM OF EMPLOYMENT. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs the Executive, and the Executive agrees to be employed. Subject to earlier termination as provided in Section 4 hereof, the term of the Executive's employment by the Company under this Agreement (the "Employment Term"), shall commence on March 20, 2000 and shall continue for one year, until March 20, 2001, on the same terms and conditions subject to termination at anytime by the Company or Executive upon thirty (30) days prior written notice to the other. After the expiration date of this contract, the employment relationship with Executive will convert to standard At-Will employment status with the Company.

    (b) DUTIES. The Executive will serve as the Company's Corporate Controller and Secretary and will perform the services and duties for the Company designated by the Company's Chief Executive Officer or his designee (the "Supervisor"), provided that such duties are reasonably consistent with

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    Executive's responsibilities and status as the Company's Corporate
    Controller and Secretary.

    (c) EXTENT OF SERVICES. During the Employment Term, the Executive agrees to: (i) devote all of his/her business time, energy and skill to the business of the Company; (ii) use his/her best efforts to promote the interests of the Company; and (iii) discharge such Executive and administrative duties consistent with his/her position as may be assigned to him/her by the Supervisor. The Executive agrees that he will not work for any other profit making organization in a direct or indirect manner without the written consent of the Chief Executive Officer of the Company.

SECTION 2. COMPENSATION:

All compensation due the Executive under this Agreement shall be payable by the Company, whether the services rendered are for the Company or one of its affiliates.

    (a) BASE SALARY. For services rendered by the Executive under the Agreement, the Company shall pay the Executive an annual salary of One Hundred Thirteen Thousand Dollars ($113,000) Dollars (the "Base Salary"). The Base Salary shall be earned and shall be payable in accordance with the Company's normal accounting and payroll practices and the Company may increase the Base Salary at any time.

    (b)  BONUS.

         (i) In addition to Executive's Base Salary, Executive may be paid an annual bonus by the Company for a calendar year period (the "Bonus Period") in such amount (the "Bonus Amount") as may be determined by the Board of Directors of the Company.

         (ii) The Bonus Amount, if any, shall be paid to Executive no later than fifteen (15) days after the completion of the audit of the Company's financial statements for the Bonus Period.

         (iii) The Bonus Amount is due and payable to Executive if and only if Executive is in the employ of the Company on the last day of the Bonus Period; provided, however, that the Executive (or his/her estate) shall be entitled to a pro rated portion of the Bonus Amount

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                (based on time elapsed) if Executive: (a) dies, (b) becomes disabled (c) is terminated without Cause (defined below) by the Company, or (d) exercises the termination provision for Good Reason after a Change in Control (as such terms are hereinafter defined) prior to the end of the Bonus Period. Executive shall not be entitled to any Bonus Amount for a calendar year in which Executive did not perform services for the Company or any affiliate regardless of the reason therefore or if the Board of Directors of the Company determines that performance targets established by it with sole discretion (subject to a test of reasonableness) were not accomplished for the period in question.

SECTION 3. OTHER BENEFITS: During the Employment term, the Executive shall be entitled to the following benefits:

    (a) vacation time, three (3) weeks annually in accordance with the Company's policy for Executives in effect as determined by the Company and consistent with the Executive completing his/her responsibilities;

    (b) participation in all employee group life, group health and other fringe benefit programs, including, but not limited to, any 401K plan, incentive compensation, performance unit, bonus, stock purchase or stock appreciation plans now or hereafter initiated or maintained by the Company for Executive officers of the Company for which Executive is eligible subject to the right of the Company to amend or terminate such plans; and

    (c) reimbursement for all reasonable and properly documented expenses incurred or paid by Executive in connection with the performance of his/her duties hereunder and in accordance with the general expense reimbursement policy of the Company then in effect.

SECTION 4. TERMINATION: The Employment Term shall terminate upon any of the following occurrences; provided, however, that upon such termination the Executive shall be entitled to receive, as and when they would have been received in the ordinary course if such termination had not occurred, the unpaid portion of his Base Salary and other Executive benefits as they shall have accrued and vested through the date of such termination for services rendered.

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    (a) VOLUNTARY TERMINATION BY THE EXECUTIVE. Except as set forth in Section
    4(d) below, if the Executive voluntarily ceases to be employed by the Company before the end of the Employment Term, with or without the consent of the Company, then the Employment Term shall end without further action by either party hereto and all rights and obligations of the parties under this Agreement, except those set forth in the Intellectual Property Protection Agreement, shall terminate as of such date.

    (b) TERMINATION FOR CAUSE. The Company may terminate the Employment Term at any time for Cause. For the purposes of this Agreement, "Cause" shall mean;

         (i) the failure of Executive to perform his duties in a manner reasonably satisfactory to his Supervisor after notice is given to the Executive detailing the reason for his Supervisor's dissatisfaction ("Dissatisfaction Notice") and, if such dissatisfaction is subject to cure, the failure of the Executive to take steps satisfactory to his/her Supervisor to remedy such dissatisfaction within thirty (30) days after he receives a Dissatisfaction Notice or, if such dissatisfaction is not subject to cure, the repetition of the act or omission which dissatisfied his Supervisor is repeated by Executive after Executive received such Dissatisfaction Notice;

         (ii) conviction of (a) any serious crime or serious offense involving misappropriation of money or other property of the Company, or (b) any felony; or

         (iii) Executive's use of narcotics, illegal drugs or controlled substances other than as prescribed by a licensed physician.

    (c) TERMINATION UPON DISABILITY. If, during the Employment Term, the Board of Directors of the Company reasonably determines that the Executive has been or will be incapable of fulfilling his obligations hereunder because of injury or physical or mental illness, for a period of more than three (3) consecutive months or six (6) months in an aggregate during any period of twelve (12) consecutive months, the Company may, upon written notice to the Executive, terminate the Employment Term upon thirty (30) days' written notice to the Executive, to the extent permitted by applicable law.

    (d) TERMINATION AFTER CHANGE IN CONTROL. This Agreement may be terminated by the Executive for Good Reason, if there is a Change in Control. If,

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    after a Change in Control, the Executive terminates this Agreement for Good
    Reason, the Executive will be entitled to the Severance Benefits. The terms Change in Control, Good Reason and Severance Benefits are defined in
    Schedule 4D (attached).

SECTION 5. GENERAL:

    (i) This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Executive and his heirs, executors and administrators. If the Company assigns this Agreement, the assignee shall be required to expressly assume all obligations of the Company under this Agreement.

    (ii) The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach of the same provision or of any other provision of this Agreement.

    (iii) All notices, requests, demands and other communications submitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by commercial overnight delivery service or if mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid; and addressed; if to the Executive, to the address set forth in the first paragraph hereof, and if to the Company, to 1 Labriola Court, Armonk, New York, 10504, attention President.

    (iv) This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to the conflict of laws principles thereof.

    (v) This Agreement together with the Intellectual Property Protection Agreement and the Executives' Stock Option Plan Agreement incorporates the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements relating to such subject matter. The invalidity of any section, provision or portion of this Agreement shall not affect the validity of any other section, provision or portion of this Agreement, and each such section, provision or portion shall be enforced to the full extent permitted by law. This Agreement may not be modified or amended, or any term or provision hereof waived or discharged, except by a written instrument signed by the party against

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    whom such amendment, modification, waiver, or discharge is sought to be enforced. The headings of this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have dully executed this Agreement as of the day and year first above written.

Dated: March 20, 2000                  SEMX Corporation


                                       By:
--------------------------------          --------------------------------
Mark A. Koch                              Gilbert D. Raker, Chairman

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                                   SCHEDULE 4D
                                   DEFINITIONS

(I) "Change in Control" is defined as the occurrence of any of the following events:

    (A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, a "person") of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than fifty (50%) percent of the then outstanding shares of common stock of SEMX (collectively, the "Outstanding Common Stock") or a transfer or sale of more than fifty (50%) percent of the book value of the gross assets of SEMX measured at the time of such transfer or sale in one or more transactions; provided, however, that the following shall not constitute a Change in Control:

         (i) Any acquisition by an underwriter (as such term is defined in Section 2 (11) of the Securities Act of 1934, as amended) for the purpose of making a public offering;

         (ii) Any acquisition by SEMX or by any entity controlled by SEMX;

         (iii) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by SEMX or by any entity controlled by SEMX; or

         (iv) Any transfer of assets to SEMX or any entity controlled by SEMX.

    (B) When individuals who are members of the Board of Directors of SEMX ("SEMX's Board") at any one time shall immediately thereafter cease to constitute a majority of SEMX's Board, or when a majority of SEMX's Board shall not consist of persons who were elected or nominated for election as directors with the approval of a majority of the present members of SEMX's Board in either case within six (6) months of:

         (i) The completion of a tender offer or exchange offer for the voting stock of SEMX (other than a tender off or exchange offer by SEMX) or a proxy contest in connection with the election of members of the SEMX's Board; or

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         (ii) A merger or consolidation of SEMX (other than with SEMX or an entity controlled by SEMX).

(II) Good Reason for termination of this Agreement by the Executive is defined as a termination, subsequent to a Change in Control, based on the occurrence, without the Executive's express written consent, of any of the following events:

    (A) Any reduction by the Company in the Executive's Base Salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time during the term of this Agreement;

    (B) The failure by the Company to continue any incentive or bonus plans or arrangements in which the Executive is entitled to participate at the time of the Change in Control, as the same may be modified from time to time (collectively, the "Incentive Plans"), or the failure by the Company to continue the Executive as a participant in the Incentive Plans on at least the same basis as the Executive presently participates in accordance with the Incentive Plans; provided, however, that the amendment, modification or termination of any Incentive Plan as in effect at the time of a Change in Control on a basis which does not discriminate against the Executive, or a class of employees of which the Executive is a member shall not constitute "Good Reason" for the termination by the Executive of his employment pursuant to the terms of this paragraph;

    (C) The assignment to the Executive of duties inconsistent with his position, duties, responsibilities and status with the Company immediately prior to the Change in Control, or any substantial change in the Executive's reporting responsibilities, titles or offices including directorships) as in effect immediately prior to the Change in Control, or any material change in the management process which adversely affects the Executive's ability to perform his duties;

    (D) A requirement to relocate, except for office relocations that would not increase the Executive's one-way commute distance by more than fifty (50) miles from the most recent principal residence selected by the Executive prior to notice of relocation and except for required travel on SEMX's business and SEMX's to any extent substantially consistent with the Executive's business travel obligations at the time of the Change in Control.

    (E) The failure by the Company to continue in effect any benefit or compensation plan or arrangement, stock ownership plan, stock option plan, life insurance plan, medical, health, dental, accident and disability plan in which the

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    Executive is participating at the time of the Change of Control, or plans providing the Executive with substantially similar benefits (collectively, the "Benefit Plans"), or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plans; provided, however, that the amendment, modification or termination of any Benefit Plan as in effect at the time of Change in Control on a basis which does not discriminate against the Executive, or a class of employees of which the Executive is a member shall not constitute "Good Reason" for the termination by the executive of his employment pursuant to the terms of this paragraph;

    (F) The taking of any action by the Company which would deprive the Executive of any material fringe benefits enjoyed by the Executive at the time of the Change in Control, but only if the difference between (x) and the aggregate after tax annual value of such fringe benefits and (y) the aggregate annual after tax value of any new fringe benefits offered by the Company as such time exceed Five Thousand ($5,000) dollars or more;

    (G) The failure by the Company to obtain the assumption of the Agreement by any successor or assign of the Company; or

    (H) Any termination of the Executive's employment without Cause.

(III) Severance Benefits are defined as if, subsequent to a Change in Control, this Agreement is terminated by the Company without Cause (and not for Disability), or by the Executive for Good Reason, then the Executive shall be entitled to the following Severance Benefits in lieu of any other rights or alleged damages:

    (A) The Company shall pay the Executive his full Base Salary through the date of termination at the rate in effect at the time notice of termination is given (or at the date of termination, if higher) and any bonus for a past calendar year which has not yet been awarded or paid to the Executive under any Incentive Plan;

    (B) the Company shall pay the Executive an amount equal to the annual incentive award earned by the Executive under any Incentive Plans in the calendar year ending as of the December 31st immediately preceding the date of termination, pro rated to the Date of Termination.

    (C) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance to the

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    Executive a lump sum amount equal to the Executive's Base Salary as of the date of the Change in Control (or at the date of termination, if higher) for a period of six (6) months;

    (D) Except as otherwise provided herein, any Severance Benefits payable under this paragraph shall be paid in full in a lump sum not more than sixty
    (60) days following the date of termination. If the Company shall default in the payment of any such sum when due, the interest shall accrue on the balance of the payments due hereunder at the rate of fifteen (15%) percent per annum and the Company shall reimburse Executive for all costs and expenses incurred by him, including legal fees, in enforcing his rights under this Section 4(d).

         (i) If this Agreement is terminated on a date that is not at the end of a calendar year and if the Executive is entitled to incentive compensation, the Company will not be obligated to pay the incentive compensation which may be due until thirty (30) days after the computation by the Company of the amount which may be due.

         (ii) The Executive shall not be required to mitigate the amount of any payment contemplated herein (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by earning that the Executive may receive from any other source.

         (iii) The provisions of this Agreement, and any payments provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Incentive Plan, Benefit Plan, employment agreement or other contract, plan or arrangement.

         (iv) Notwithstanding anything contained elsewhere in this agreement,

    (E) In the event that any payment or benefit received by the Executive in connection with a Change in Control or the termination of the Executive's employment whether payment pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person (collectively, with the Severance Benefits payable pursuant to paragraph 4(d)(iii) above, the "Total Payments" would not be deductible (in whole or in part) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Severance Benefits shall be reduced until no

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    portion of the Total Payments is no deductible as a result of Section 280G of the Code, or the Severance Benefits are reduced to zero (the "Reduced Amount").

    (F) If the firm of independent public accountants most recently acting as the Parent's auditors prior to the Change in Control (the "Auditors") determine that any Severance Benefit would be nondeductible by the Company because of Section 280G of the Code, then the Company or the Parent shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount (the "280G Notice"), and the Executive may then elect, in his sole discretion, which and how much of the Severance Benefits shall be eliminated or reduced (as long as after such election the aggregate present value of the Severance Benefits equals the Reduced Amount) and shall advise the Company or the Parent in writing of his election within ten (10) days of his receipt of the 280G Notice. If no such election is made by the executive within such ten (10) days period, then the Company may elect which and how much of the Severance Benefits shall be eliminated or reduced (as long as after such election the aggregate present value of the Severance Benefits equals the reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Auditors under this paragraph shall be binding upon the Company and the Executive and shall be made within sixty (60) days of the date of termination. As promptly as practicable following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to him under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such amounts as become due to him under this Agreement.

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                                SEMX CORPORATION
                   INTELLECTUAL PROPERTY PROTECTION AGREEMENT

In consideration of my at-will employment --and of my continued at-will employment --and my compensation, and the equipment, materials, facilities and the Company's Confidential Information supplied to me, the Company and I understand and agree that:

1. RECORDS OF INVENTIONS AND WORKS OF AUTHORSHIP. I will keep complete and current written records of all Inventions and Works of Authorship ( including illustrations, writings, mask works, software and computer programs) I make during the period of time I am employed by the Company and promptly and completely disclose all such Inventions and Works of Authorship in writing to the Company for the purpose of adequately determining the Company's rights in each such Invention and Work of Authorship. I will supplement any such disclosures to the extent the Company may request. If I have any doubt as to whether or not to disclose an Invention or Work of Authorship to the Company, I will disclose it. In this connection, I will not file any patent or copyright application relating to any Invention or Work of Authorship I make during the period of time I am employed by the Company without the prior written approval of the Company.

2. OWNERSHIP OF INVENTIONS AND WORKS OF AUTHORSHIP. Each and every Invention and Work of Authorship I make during the period of time I am employed by the Company which (a) relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development, (b) results from any work I perform for the Company, or (c) relates to the Company's Confidential Information, is the sole and exclusive property of the Company and I will assign my entire right, title and interest in each such Invention or Work of Authorship to the Company, except those excluded from any obligation to assign to the Company as a matter of law existing at the time such Invention or Work of Authorship is made. If I assert any property right in an Invention or Work of Authorship I make during the period of time I am employed by the Company as provided by law, I will promptly notify the Company in writing.

3 DISCLOSURE OF INVENTION OR WORK OF AUTHORSHIP AFTER TERMINATION. I will promptly and completely disclose in writing to the Company, all Inventions or Works of Authorship which I make during the one year immediately following the end of my employment with the Company which (a) relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development, (b) results from work I performed for the Company, or (c) relates to the Company's rights in each such Invention or Work of Authorship. During this

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    period I will not file any patent or copyright application relating to any such Invention or Work of Authorship without the prior written consent of the Company. If I do not prove that I made the Invention or Work of Authorship entirely after leaving the Company's employment or if I do not prove that the invention or Work of Authorship does not in any way relate to my work assignment at the Company, to the Company's business, or to the Company's Confidential Information, the Invention or Work of Authorship shall conclusively be presumed to be the property of the Company. I acknowledge that the conditions of this paragraph are no greater than is necessary for protecting the Company's interests in the Company's Confidential information and in Inventions or Works of Authorship to which it is rightfully entitled. I agree to assign to the Company all of my interest in such Inventions or Works of Authorship belonging to the Company and I will execute any/all papers and do any/all acts which the Company considers necessary to secure to it any/all rights relating to such Inventions or Works of Authorship.

4. COOPERATION WITH THE COMPANY. I will assist and fully cooperate with the Company in obtaining and maintaining the fullest measure of legal protection which the Company elects to obtain for Inventions and Works of Authorship in which it has a property right. I will execute any lawful document the Company requests me to execute relating to obtaining and maintaining legal protection for any said Invention or Work of Authorship (including, but not limited to, executing applications, assignments, oaths, declarations, and affidavits) and I will make myself available for interview, depositions and testimony relating to any said Invention or Work of Authorship, at the expense of the Company and at normal rate of compensation.

5. PRE-EMPLOYMENT INVENTIONS OR WORKS OF AUTHORSHIP. On schedule A (an integral part of the Agreement on page 7) 1 have completely identified, without disclosing any trade secret or other confidential information, every Invention or Work of Authorship I made before my employment by the Company in which I have an ownership interest, and which is not the subject matter of an issued patent or printed publication at the time I sign this agreement.

    If I become aware of any projected or actual use of any such Invention or Work of Authorship by the Company, I will promptly notify the Company in writing of said use. Except as to the Inventions or Works of Authorship listed on Schedule A or those which are the subject matter of an issued patent or printed publication at the time I sign this Agreement. I will not assert any rights against the Company with respect to any Invention or Work of Authorship made before my employment

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    with the Company.

6. THE COMPANY'S CONFIDENTIAL INFORMATION; RESTRICTIVE COVENANTS. During the period of time I am employed by the Company and indefinitely thereafter with respect to Confidential Information which constitute trade secrets and for a period of five years after my employment with the Company terminates with respect to Confidential Information which does not constitute trade secrets, I will not, directly or indirectly, use the Company's Confidential Information except in the furtherance of the Company's business nor will I disclose or disseminate the Company's Confidential Information to anyone who is not an officer, director, employee, attorney or authorized agent of the Company without the prior written consent of the Company, unless the specific item of the Company's Confidential Information is now in, or hereafter (through no breach of this Agreement) becomes part of the public domain; provided, however, I agree that none of the provisions of this Agreement including the foregoing exception for Confidential Information which becomes part of the public domain and the five year time period with respect to certain Confidential Information, shall be construed to constitute: (a) a waiver by the Company of any of its right in, or to protect specific items of the Company's Confidential Information which constitute trade secrets, or (b) a release of or limit to my legal obligation not to disclose or misappropriate any such Company trade secrets, during or after my employment with the Company. I understand that such use, disclosure or dissemination of the Company's Confidential Information would become accessible to and reasonably be considered useful to a competitor of the Company or to a third party which would be assisted in becoming a competitor of the Company. I will execute any agreement relating to the protection of the Company's Confidential Information or the Confidential Information of any third party with whom the Company is under legal obligation to protect that third party's confidential information if the Company requests.

    I recognize the possibility that I might subsequently own or work for a business which directly or indirectly competes with the Company. I will not, without prior written consent of the Company, utilize any Confidential Information of the Company in any subsequent employment nor use, disclose or otherwise compromise the integrity of such Confidential Information.

    Without limiting the foregoing, for a period of one year after termination of my employment with the Company, I will not attempt to divert nor assist others to acquire any Company business by soliciting, contracting or communicating with any customer of the Company's products or services with whom I had contact

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    during the year preceding termination of my employment.

    I acknowledge that all documents and tangible things embodying or containing the Company's Confidential Information are the Company's exclusive property. I have access to them solely for performing the duties of my employment for the Company. I will protect the confidentiality of their content and I will return all of them and all copies, facsimiles and specimens of them (including excerpts or portion thereof) and any other forms of the Company's Confidential Information in my possession, custody or control to the Company before leaving the employment of the Company.

    I recognize that irreparable and incalculable injury will result to the Company, its business and property, in the event of a breach by me of the restrictions imposed by this Agreement. I therefore agree that in the event of any such breach, the Company shall be entitled, in addition to any other remedies and damages, to an injunction restraining further violation of such restrictions by me and/or by any other person for whom I may be acting or who is acting for me or in concert with me.

    If the Company is awarded an injunction or other remedy in connection with the enforcement of such restrictions, I further agree to pay all costs and expenses (including attorney's fees) reasonably incurred by the Company in such enforcement effort. I waive any requirement for security or the posting of any bond or other surety and proof of damages in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief and I further agree to waive the defense in any action for specific performance that a remedy at law would be adequate. I waive the right to a jury trial of any such action.

    In the event that any of the provisions of this Paragraph 6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then the court shall have the power and shall reform the provisions of this Paragraph 6 in such jurisdiction to the maximum time, geographic, product or service, or other limitation permitted by applicable law.

    By entering into this Agreement, I acknowledge that: (I) 1 am familiar with the nature of the Company's business; (II) I have read and understand the nature and scope of the restrictions set forth in this Agreement; and (III) that the Company has invested and will continue to invest substantial effort and sums of money to develop and promote the Company products, services and goodwill together with

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    Confidential Information. I THEREFORE ACKNOWLEDGE AND REPRESENT THAT THE
    SCOPE OF SUCH RESTRICTIONS ARE APPROPRIATE, NECESSARY AND REASONABLE FOR THE PROTECTION OF THE BUSINESS, GOODWILL AND PROPERTY RIGHTS OF THE COMPANY AND WILL, NOT PREVENT OR HINDER ME FROM EARNING A LIVING IN THE EVENT OF, AND AFTER, TERMINATION OF MY EMPLOYMENT WITH THE COMPANY.

7. CONFIDENTIAL INFORMATION FROM PREVIOUS EMPLOYMENT. I certify that I have not, and will not, disclose or use during my employment with the Company, any confidential information which I acquired as a result of any previous employment or under a contractual obligation of confidentiality before my employment by the Company.

8. PRIOR RESTRICTIVE OBLIGATIONS. On schedule B (an integral part of this Agreement on page #7), I have completely identified all prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment, that I have entered into which restrict my ability to perform the duties of my employment for the Company. I agree to indemnify and hold the Company harmless from all liabilities and expenses resulting from my failure to identify all my prior obligations.

9. NOTICE TO FUTURE EMPLOYERS. For a period of one year immediately following the end of my employment by the Company, I will inform each new employer, prior or my employment, of the existence of this Agreement and provide the new employer with a copy of this Agreement. I further agree that the Company may, if it so desires, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such new employer.

10. MISCELLANEOUS. This Agreement binds my heirs, executors, administrators, legal representatives and assigns and inures to the benefit of the Company and its successors and assigns.

    Only a written amendment executed by both myself and the Company can constitute a waiver or modification of any provision of the Agreement.

    This Agreement becomes effective when I sign it, my obligations under it continue throughout the entire period of time I am employed by the Company, without regard to the business organization within the Company with which I am associated, and these obligations will continue after, and survive, the end of my

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    employment by the Company. This Agreement replaces previous agreements relating to the subject matter of the Agreement and shall be deemed effective as of the first day of my employment by the Company just as though I had executed this Agreement on that first day except that such replacement shall not affect the rights and obligations of me or the Company arising out of any such prior agreement, which rights and obligations shall remain in effect for that purpose.

    If a court of competent jurisdiction determines that any portion of the Agreement is illegal, invalid or unenforceable, then, subject to the provisions regarding reformation set forth in Paragraph 6 hereof, that portion shall be considered to be removed from this Agreement and it shall not affect the legality, validity or enforceability of the remainder of this Agreement and the remainder of the Agreement shall continue in full force and effect. This Agreement shall be governed by, and construed under, the laws of the State of New York without regard to its conflicts of law rules.

11. DEFINITIONS.

    (A) "THE COMPANY" refers collectively to SEMX Corporation, a Delaware corporation, having a place of business at 1 Labriola Court, Armonk, NY, 10504 and its predecessors, designees and successors and its past, present and future operating companies, divisions, parents, subsidiaries, affiliates and other business units.

    (B) "THE COMPANY CONFIDENTIAL INFORMATION" is any information used in the Company's business which gives the Company an advantage over competitors who do not know or use such information (for example, a formula, manufacturing process, manufacturing equipment, proprietary compound, customer lists, marketing plans, financial data, business data, etc.) and includes not only information designated by the Company as confidential information but also the Company's other trade secrets and other confidential or proprietary information, or confidential information entrusted to it;

    (C) "INVENTIONS" or "WORK OF AUTHORSHIP" include not only inventions (whether or not patentable) or Works of Authorship (whether or not copyrightable), but also innovations, improvements, discoveries, ideas and all other forms of intellectual property - whether or not any of the foregoing constitutes trade secrets or other confidential or proprietary information; and

    (D) "MAKE" or "MADE, used in relating to Inventions or Works of Authorship

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    includes any one or any combination of (I) conception, (II) reduction to practice, or (III) development of, any Invention or Work of Authorship and is without regard to whether I am sole or joint inventor or author.


                                       Employee:

Dated:                                 /s/
      ----------------------------     -----------------------------------------
                                       Identified throughout this Agreement
                                       by the use of the first person singular)

                                       Printed Name:
                                                    ----------------------------

                                       SEMX Corporation

Dated:                                 By: /s/
      ----------------------------        --------------------------------------
                                          Officer of Human Resources

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